Exhibit 107
CALCULATION OF FILING FEE TABLE
SC TO-I
(Form Type)

BlackRock Private Credit Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—	—	—
Fees Previously Paid	$78,933,619.65(1)	0.00013810	$10,900.73(2)
Total Transaction Valuation	$78,933,619.65
Total Fees Due for Filing			$10,900.73
Total Fees Previously Paid			$10,900.73
Total Fee Offsets			$0.00
Net Fee Due			$0.00

(1)
Calculated as the aggregate maximum purchase price based upon the net asset value per share as of December 31, 2025 of $23.95 and the offer to purchase up to 3,295,767 shares. The fee of $10,900.73 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on January 30, 2026 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)
Calculated at $138.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 and previously paid.